EXHIBIT 10.35

                      COLLABORATIVE RESEARCH AGREEMENT

     This agreement made as of the 7th day of May, 1997 ("Effective Date"), between Magna-Lab Inc., a New York corporation, having a principal place of business at 250Z Executive Drive, Edgewood, New York 11717 (hereinafter called "MAGNA") and Mount Sinai School of Medicine of the City University of New York, having an address at One Gustave Levy Place, New York, New York 10009 (hereinafter called "MSSM").

     WHEREAS, MAGNA and MSSM desire to engage in a collaborative research program related to the use of magnetic resonance imaging ("MRI") in cardiac and vascular imaging; and

     NOW THEREFORE, the parties hereto agree as follows:

1. DEFINITIONS

     1.1 The term "PROJECT" shall mean the research project appended hereto as Appendix I and incorporated herein.

     1.2 The term "PRINCIPAL INVESTIGATOR" shall mean Valentin Fuster, M.D.

     1.3 The term "INVESTIGATOR" shall mean PRINCIPAL INVESTIGATOR and any other member of MSSM's professional staff, student, fellow, or employee of MSSM who shall participate in the performance of the PROJECT.

     1.4 The term "RESULTS" shall mean any results, inventions, discoveries, technology, know- how, data, and other information created, conceived, developed or produced by an INVESTIGATOR in the performance of the PROJECT, whether solely or jointly (with any other person or entity including, but not limited to, MAGNA or any other INVESTIGATOR or INVESTIGATORS).

     1.5 The term "INVENTION" shall mean any invention or discovery which any INVESTIGATOR, solely or jointly (with any other person or entity including, but not limited to, MAGNA or any other INVESTIGATOR or INVESTIGATORS) conceives or reduces to practice in the performance of the PROJECT.

2. PERFORMANCE OF PROJECT AND SUPPORT THEREOF

     2.1 During the term of this Agreement, MSSM shall: (i) through PRINCIPAL INVESTIGATOR and any other INVESTIGATOR perform the PROJECT; and (ii) within 10 days after the end of each three-month period from the date of this Agreement, disclose to MAGNA in written reports (with as much detail and in such form as MAGNA shall reasonably request) the progress achieved during the most recently completed three-month period in connection with the PROJECT and any RESULTS arising during such period.

     2.2 The PRINCIPAL INVESTIGATOR shall supervise the INVESTIGATORS' activities in the performance of the PROJECT and shall use his best efforts to bring about completion of the PROJECT in accordance with the goals thereof.

     2.3 During the term of this Agreement, the PRINCIPAL INVESTIGATOR and representatives of MAGNA shall meet from time to time (but no less frequently than quarterly) to discuss the planning and progress of the PROJECT, and to afford MAGNA an opportunity to contribute in a meaningful way to the successful performance of the PROJECT.

     2.4 Subject to Section 2.5 below, MAGNA agrees to provide MSSM with funding for the PROJECT in the following amounts: $600,000 for each of the first and second years of this Agreement and $300,000 for the third year of this Agreement. Such amounts shall be payable quarterly, with the first payment being payable promptly following execution of this Agreement. Payments by MAGNA to MSSM hereunder are to be used by MSSM in accordance with the budget included on Appendix II attached hereto, provided that MSSM shall be permitted to reallocate the expenditures provided in said budget (but subject to the foregoing annual amounts) as its deems appropriate in order to best achieve the purposes of the PROJECT in light of the funding provided.

     Payment shall be made by check payable to "Mount Sinai School of Medicine" and shall be sent to:

         Frank R. Landsberger
         Director, Office of Science and Technology Development
         Box 1007, One Gustave L. Levy Place
         New York, New York 10029

     2.5 Between 90 and 60 days prior to each anniversary of this Agreement, a committee (the "Committee") consisting of the PRINCIPAL INVESTIGATOR and a designee of MSSM and two designees of MAGNA, shall meet to discuss the progress being made on the PROJECT and the advisability of a change to the amount or timing of the funding to be provided by MAGNA pursuant to Section 2.4 above (the "Section 2.4 Payment Schedule"). If the Committee agrees on a change in the amount or timing of funding from the Section 2.4 Payment Schedule (a "Revised Payment Schedule"), the Revised Payment Schedule shall be binding upon all parties hereto, except that no funding increase or acceleration of the timing thereof shall be binding upon MAGNA unless made with the approval or ratification of MAGNA's Board of Directors. If the Committee is unable to agree on a change in the amount and timing of the funding to be provided by Magna, the
Section 2.4 Payment Schedule (or, if a previously agreed upon Revised Payment
Schedule is then in effect, such Revised Payment Schedule) shall continue to be binding upon the parties hereto. The initial MAGNA designees to the Committee shall be Drs. Lawrence Minkoff and Herbert Moskowitz.

     2.6 It is understood that neither MSSM nor any INVESTIGATOR will enter into any agreement with a third party commercial sponsor, a nonprofit sponsor, the United States government or any person or entity other than MAGNA to fund or support this PROJECT and will not cause any third party to become involved in the PROJECT in any manner without the prior written consent of MAGNA; provided, however, that upon prior notice to MAGNA, MSSM reserves the right to obtain grants from the National Institute of Health and not-for-profit institutions. In addition, no INVESTIGATOR shall engage in, or seek or accept funding (for itself or MSSM) from any source for, any other research the subject matter of which (i) would conflict with the terms and conditions of this Agreement or (ii) could advance or contribute to a product (or development of a product) competitive with any product contemplated by the parties hereto to result or benefit from the Project.

3. CONFIDENTIALITY AND PUBLICATION RIGHTS

     3.1 In the course of performing the PROJECT, proprietary and confidential information and materials may be exchanged between MAGNA and its personnel, on the one hand, and MSSM and its personnel, on the other. MAGNA, MSSM and PRINCIPAL INVESTIGATOR each agrees that any information or materials submitted to it by the other in connection with the PROJECT and designated in writing as "Confidential" either at the time of submission or promptly thereafter ("CONFIDENTIAL INFORMATION"), shall be maintained in secrecy, and that it will use all reasonable diligence to prevent disclosure by it except to its necessary personnel (and then only if such personnel have consented in writing to be bound by the provisions of this Section). The parties agree that, subject to Section
3.2 hereof, the RESULTS shall also be deemed and treated as CONFIDENTIAL INFORMATION.

     No obligation of confidentiality shall exist as to information or material which, as demonstrated by documentary evidence:

     (i) is in the public domain (prior to its submission in connection with the Project), or hereafter comes into the public domain (without MSSM or any INVESTIGATOR having breached


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


          its confidentiality obligations hereunder), by public use, publication, general knowledge or the like;

     (ii) is properly obtained by the receiving party from a third party not under a confidentiality obligation;

    (iii) was already in the possession of the receiving party prior to receipt from the disclosing party; or

     (iv) is demonstrated to have been independently developed by the receiving party, by individuals who did not have access to the submission in connection with the PROJECT.

     Upon termination of this Agreement, all proprietary written materials or other information in tangible form received by any party shall, upon request by the disclosing party, be promptly returned to the disclosing party, except that the receiving party shall be entitled to retain one copy for its records.

     3.2 MAGNA shall not impede any INVESTIGATOR's right to publish or present the RESULTS generated in the PROJECT, provided that (a) INVESTIGATOR's proposed publication, presentation or abstract does not disclose CONFIDENTIAL INFORMATION and (b) the procedures hereinafter set forth in this Section 3.2 shall have been observed. PRINCIPAL INVESTIGATOR agrees to consult with MAGNA regarding the timing, mode and substance of any publication or presentation of RESULTS and will not include therein any material which MAGNA deems to be CONFIDENTIAL INFORMATION after MAGNA's timely objection. PRINCIPAL INVESTIGATOR agrees to provide to MAGNA for review and comment: a copy of (i) the first draft of any proposed publication of RESULTS within three business days after completion thereof; (ii) any revision of a draft previously reviewed by MAGNA at least 10 business days prior to its submission for publication, and (iii) any abstract or presentation, prior to the earlier of (x) submission of the abstract or (y) 10 business days prior to its presentation or other publication. In addition, PRINCIPAL INVESTIGATOR shall provide MAGNA with a final draft of any proposed manuscript prior to or simultaneous with its submission for publication. MAGNA shall be identified as the source of the material for the PROJECT and MAGNA shall be named as the sponsor of the PROJECT in any publication, abstract or presentation. MSSM and PRINCIPAL INVESTIGATOR agree to cooperate with MAGNA so that a patent application or applications for an INVENTION that MAGNA reasonably believes should be filed prior to any publication or presentation may be filed expeditiously in accordance with Section 6 hereof prior to submission for publication or presentation, as the case may be. MSSM and PRINCIPAL INVESTIGATOR each agrees to use its best efforts to cause each INVESTIGATOR participating in the PROJECT to consent in writing to the provisions of this Section 3.2 so that each is subject to the same restrictions on publications, presentations and abstracts as are applicable to the PRINCIPAL INVESTIGATOR.

4. OWNERSHIP OF RESULTS

     4.1 All RESULTS shall be owned as follows:

          (a) All RESULTS created, conceived, developed and produced solely by MSSM or its personnel shall be owned exclusively by MSSM; provided, however that MAGNA shall have a perpetual, sole and exclusive, worldwide right and license to use, make, have made, sell and otherwise exploit the RESULTS; further provided that MSSM shall have a perpetual right to use the RESULTS, without charge, for its internal research and internal education purposes only. To maintain its rights under any such license, MAGNA shall pay MSSM royalties as provided in Section 5.1(i) below.

          (b) ALL RESULTS created, conceived, developed or produced jointly by MAGNA or its personnel, on the one hand, and MSSM or its personnel, on the other, shall be owned jointly by MAGNA and MSSM. The parties agree that MAGNA shall have a perpetual, sole and exclusive, worldwide right and license to use, make, have made, sell and otherwise exploit the RESULTS; further provided that MSSM shall have a perpetual right to use the RESULTS, without charge, for its internal research and internal education purposes only. To maintain its rights under any such license, MAGNA shall pay MSSM royalties as provided in
               Section 5.1(ii) below.

     Any license granted to MAGNA under Sections 4.1(a) or (b) above, shall include the right to sublicense.

     4.2 Neither MSSM nor any INVESTIGATOR shall have any right or interest in or to any result, invention, discovery, technology, know-how, data and other information created, conceived, developed or produced in connection with the PROJECT solely by MAGNA (or its personnel) or jointly by MAGNA (or its personnel) and persons other than MSSM or its personnel, all of which, as between MAGNA and MSSM (or its personnel) shall belong exclusively to MAGNA.

5. ROYALTIES.

     5.1 Subject to the final sentence of this Section 5.1 and the proviso in
Section 5.5 below, MAGNA agrees to pay MSSM royalties on the following basis:

          (i) 2-4 percent (2-4%) of Net Sales (as defined in Section 5.5 below) of products covered by one or more valid, issued and unexpired patent claims to an Invention or Inventions developed solely by MSSM or its personnel; and

          (ii) 1-3 percent (1-3%) of Net Sales of products covered by one or more valid, issued and unexpired patent claims to an Invention or Inventions developed jointly by MSSM or its personnel, on the one hand, and MAGNA or its personnel, on the other.

     MAGNA may deduct from the royalties otherwise payable to MSSM for any year up to 10% of such royalties to cover patent costs actually incurred pursuant to
Section 6.2 hereof and patent and trade secret litigation costs.

     5.2 The royalty rates set forth in Section 5.1 above assume that 100% of the value of covered products is attributable to an Invention or Inventions for which MSSM is entitled to royalties hereunder. To the extent less than 100% of the value of any such product is attributable to such Inventions, proportionate adjustment shall be made to such royalty rates. MSSM and MAGNA shall use their best efforts to agree on the value of covered products attributable to any such Invention or Inventions, as well as the applicable royalty rates. In the event MSSM and MAGNA are unable, on a timely basis, to so agree, the matter shall be submitted for arbitration in accordance with Section 9 hereof.

     5.3 Only a single royalty shall be paid with respect to any covered product, either under Section 5.1 (i) or 5.1 (ii) above, regardless of the number of patent claims or whether the Inventions claimed were developed solely or jointly.

     5.4 MSSM and MAGNA shall use their best efforts to determine, on a timely basis, the exact royalty rate (within the specified range) for each covered product under Sections 5.1 (i) and 5.1 (ii) above. Such determination shall be made in light of the parties' respective contributions, in terms of time, effort and financial support, to the development thereof, as well as expected profitability to MAGNA, but shall also take into consideration (in the case of each covered product) factors like restrictions on use of the Mount Sinai name and provision of appropriate indemnification and/or product liability insurance with respect to such covered product. In the event MSSM and

MAGNA are unable to agree upon a royalty rate with respect to any covered product, the matter shall be submitted to arbitration in accordance with Section 9 hereof.

     5.5 The term "Net Sales" shall mean the gross amount invoiced by either MAGNA or a sublicensee of MAGNA to a third party for covered products (as described in Section 5.1 above) less: all trade, quantity and cash discounts actually allowed and taken; credits or allowances actually granted on account of rejection or returns; actual charges for bad debt and billing errors; value added and excise taxes and duties; freight charges and insurance costs; and sales taxes (excluding taxes paid on income) or other governmental charges actually paid; provided that notwithstanding the provisions of Section 5.1 and the preceding portion of this Section 5.5, the royalty payable by MAGNA to MSSM on Net Sales by a sublicensee shall not exceed 25% of the sublicensing royalties which Magna actually receives from such sublicensee.

6. PATENTS

     6.1 INVESTIGATORS shall promptly report any RESULTS to MSSM and shall assign all of his or her rights, title and interest in the RESULTS to MSSM. MSSM shall promptly advise MAGNA in writing of each RESULT so disclosed to MSSM or otherwise developed by MSSM, and shall discuss with MAGNA whether a patent application or applications pertaining to such RESULTS should be filed and in which countries. If both parties mutually agree that a patent application or applications with respect thereto should be filed, applications shall be filed as mutually agreed upon by the parties by either Messrs. Dalby & Dalby, Messrs. Pennie & Edmond or such other firm as may be mutually agreed upon by the parties hereto. Any patent application which only claims RESULTS developed solely by MSSM shall be assigned solely to MSSM, and any patent application which claims RESULTS developed jointly by MAGNA personnel and MSSM personnel shall be assigned jointly to MSSM and MAGNA. In the event either MAGNA or MSSM is not interested in having a patent application filed with respect to any such RESULTS, such party shall promptly advise the other of such fact, shall assign all of its rights, title and interest in such RESULTS to the other party and the other party shall be free to file a patent application or applications at its own expense and to license the same and any resulting patent to any other person or entity, provided that if MSSM is the party which is not interested in having a patent application filed and MSSM's standard procedures require it under such circumstances to assign all of its right, title and interest in such RESULTS to the INVESTIGATOR or INVESTIGATORS credited by MSSM for the development of such RESULTS (the "Responsible Investigators") then, concurrently with the execution and delivery by the Responsible Investigators to MAGNA of a license in form and substance satisfactory to MAGNA providing MAGNA with the rights to such RESULTS set forth in Section 4.1 hereof, MSSM may assign all of its right, title and interest in such RESULTS to the Responsible Investigators subject to the terms and conditions of this Agreement, and the Responsible Investigators shall thereafter be entitled (in place of MSSM) to royalties subject to the terms of and, determined in accordance with, Section 5 hereof with respect to Net Sales of products covered by valid, issued and unexpired claim; to an Invention or Inventions developed by the Responsible Investigators and covered by an assignment of RESULTS by MSSM to the Responsible Investigators pursuant to this
Section 6.1; provided further that if a covered product includes multiple patent claims in some of which MSSM has rights and in some of which the Responsible Investigators have rights, a royalty shall be paid only to MSSM, in accordance with Section 5.3 hereof.

     6.2 All patent costs pertaining to any patent or patent application filed by mutual agreement of MAGNA and MSSM, including preparation, filing, prosecution, issuance and maintenance costs and interference proceedings costs, shall be borne by MAGNA.

     MAGNA shall have the right, but not the obligation, to enforce against infringer(s), any patent or patents that may issue respecting an INVENTION or INVENTIONS. If, within six (6) months after MSSM notifies Magna of such infringements, MSSM fails to take action to enforce such patent or patents against the infringer(s), MSSM shall have the right to take such action to enforce the patent or patents against the infringer(s). The party commencing the action shall be solely responsible for its costs and expenses incurred in connection therewith and shall be entitled to retain any and all monetary recovery therefrom, whether by way of judgment or settlement. Regardless of which party commences such action, the other party and the INVESTIGATORS who are inventors of the patent or patents, shall cooperate in the prosecution thereof and may, at its/their own expense, participate in the conduct thereof with its/their own counsel. Neither party shall settle any such action in a way that adversely affects the rights of the other party without first obtaining the consent of the other party.

7. TERMINATION

     7.1 Subject to the provisions of this Section 8, this Agreement shall remain in effect for a term of three years from the Effective Date, subject to extension upon written agreement of the parties.

     7.2 If either party shall fail to faithfully perform any of its obligations under this Agreement, the non-defaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within sixty
(60) days after such notice, the notifying party may terminate this Agreement upon sixty (60) days prior written notice.

     7.3 In the event that MAGNA determines in its reasonable business judgment after consultation with MSSM that the PROJECT cannot be successfully completed, or that the PROJECT, when completed, will have insufficient commercial value (due, for example, to unanticipated costs of completion of development, market conditions or other factors) to warrant further investment by MAGNA, or if MAGNA cannot obtain sufficient acceptable financing required to fund further development, then MAGNA may terminate this Agreement on sixty (60) days' prior written notice to MSSM.

     7.4 The rights and obligations of the parties hereunder shall terminate upon termination of this Agreement; provided, however, that the rights and obligations of the parties under Sections 3, 4, 5, and 6 shall survive the termination of this Agreement.

8. ARBITRATION

     8.1 Any matter for which any provision of this Agreement expressly provides for arbitration shall be submitted for arbitration in New York, New York before a panel of three arbitrators, one of which shall be selected by the party initiating such arbitration, one of which shall be selected by the other party and the third of which (hereinafter referred to, as the "Third Arbitrator") shall be selected by the two arbitrators so selected; provided, however, that in the event that such other arbitrators shall not agree on the selection of the Third Arbitrator the Third Arbitrator shall be selected by the American Arbitration Association located in New York, New York. Any dispute or controversy submitted to arbitration in accordance with these provisions shall be determined by such arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing.

     8.2 The arbitrators may award any relief which they shall deem proper in the circumstances, without regard to the relief which would otherwise be available to any party in a court of law or equity including, without limitation, an award of money damages, specific performance, injunctive relief and/or declaratory relief. The determination of the arbitrators shall be conclusive and binding upon all of the parties hereto, whether or not all parties hereto participate in the arbitration proceeding, and judgment upon the award may be entered in any court of competent jurisdiction upon the application of any party.

     8.3 The costs of the arbitration shall be borne equally by the MSSM and MAGNA and each party shall bear its own associated costs, except that if one party prevails in arbitration hereunder the prevailing party shall be entitled to recover reasonable attorney fees and costs incurred in connection with the arbitration.

     8.4 Notwithstanding the foregoing, the parties reserve the right to seek and obtain injunctive relief, whether in the form of a temporary restraining order, preliminary injunction, injunction to enforce an arbitration award, or other order of similar import, from any court of competent jurisdiction prior to, during, or after commencement or prosecution of arbitration proceedings or the final decision and award of the arbitrators.


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9. MISCELLANEOUS

     9.1 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties relating to said subject matter.

     9.2 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

     9.3 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     9.4 This Agreement shall not be assignable by MSSM without MAGNA's written consent except for the right to receive payments hereunder.

     9.5 This Agreement shall be governed by the substantive laws of the State of New York regardless of the choice of law rules of any jurisdiction.

     IN WITNESS WHEREOF, MSSM and MAGNA have caused this instrument to be executed.


                                          MAGNA-LAB INC.


                                          By: /s/ LAWRENCE A. MINKOFF
                                              ----------------------------------
                                              NAME:  Lawrence A. Minkoff
                                              TITLE: President
                                              DATE:  5/7/97



                                          MOUNT SINAI SCHOOL OF MEDICINE


                                          By: /s/ NATHAN KASE
                                              ----------------------------------
                                              NAME:  Nathan Kase, M.D.
                                              TITLE: Dean
                                              DATE:  May 8, 1997


  Agreed to and Accepted by:


      /s/ VALENTIN FUSTER
---------------------------------
      Valentin Fuster, M.D.


                                      -7-



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                                   APPENDIX I

     The following is the proposed project for the Magna-Lab Inc./Mt. Sinai collaboration:

     1. Radio Frequency MRI probes. Magna-Lab Inc. shall support the development and testing of radio frequency probes for cardiovascular diagnosis. These probes shall include surface coils, transesphageal coils, as well as intravascular coils.

     2. Small animal work. Magna-Lab Inc. shall support the development of a facility for the MR imaging of small animals, especially mice. MRI offers the pharmaceutical companies a way of noninvasively monitoring the effects of drug therapy on plaque progression and regression, as well as tumor progression and regression.


                                      -8-



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                                   APPENDIX II

--------------------------------------------------------------------------------
EQUIPMENT                                                |          |
---------------------------------------------------------|----------|-----------
Electronics Lab                                          | $ 80,000 |
  (network analyzer, oscilloscope, wave generator,       |          |
  machining equipment, supplies)                         |          |
---------------------------------------------------------|----------|-----------
Bruker High resolution magnet and accessories            | $550,000 |
---------------------------------------------------------|----------|-----------
Computer Graphics Laboratory                             | $150,000 |
  Sparc20 for pulse programming                          |          |
---------------------------------------------------------|----------|-----------
SGI for image analysis                                   |          |
---------------------------------------------------------|----------|-----------
  Advantage workstation                                  |          |
---------------------------------------------------------|----------|-----------
  2 Macintoshes for word processing, slide making        |          |
---------------------------------------------------------|----------|-----------
  Printer, high resolution color for images, slide maker |          |
---------------------------------------------------------|----------|-----------
  Software for image processing                          |          |
---------------------------------------------------------|----------|-----------
TOTAL EQUIPMENT                                          |          | $780,000
-------------------------------------------------------------------------------


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        Appendix III

--------------------------------------------------------------------------------
PROPOSED BUDGET FOR
MAGNA LABORATORIES (NEW)
--------------------------------------------------------------------------------
REVISED                       |      |          |          |       $0 |
------------------------------|------|---------------------|----------|---------
PERSONNEL                     |%TIME | SALARY AND BENEFITS |          |
------------------------------|------|---------------------|----------|---------
Meir Shinnar, M.D., Ph.D.,    |  20% | $140,000 |  $41,020 | $ 36,204 |
  Director                    |      |          |          |          |
------------------------------|------|----------|----------|----------|---------
Physicist for magnet          |   0% |   60,000 |   17,580 |       $0 |
------------------------------|------|----------|----------|----------|---------
Engineer for Coil design      | 100% |   70,000 |   20,510 |       $0 |
------------------------------|------|----------|----------|----------|---------
Research Nurse                |      |          |       $0 |       $0 |
------------------------------|------|----------|----------|----------|---------
TOTAL PERSONNEL               |      |          |          |          | $ 36,204
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
RECURRING EXPENSES PER YEAR
--------------------------------------------------------------------------------
Animals--maintenance--surgery |      | $ 70,000 |          |          |
------------------------------|------|----------|----------|----------|---------
Electronics                   |      | $  5,000 |          |          |
------------------------------|------|----------|----------|----------|---------
Computer upgrades             |      | $  5,000 |          |          |
------------------------------|------|----------|----------|----------|---------
Magnet time                   |      | $ 20,000 |          |          |
------------------------------|------|----------|----------|----------|---------
Magnet expenses (film         |      | $  5,000 |          |          |
  contrast agent)             |      |          |          |          |
------------------------------|------|----------|----------|----------|---------
Miscellaneous (xerox, phone,  |      | $  5,000 |          |          |
  fax, storage)               |      |          |          |          |
------------------------------|------|----------|----------|----------|---------
Magnet gases, maintenance     |      | $ 25,000 |          |          |
------------------------------|------|----------|----------|----------|---------
TOTAL                         |      |          |          |          | $135,000
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
OVERALL TOTALS FOR THREE
YEARS -- OVERHEAD
--------------------------------------------------------------------------------
Total for year 1              |      | $171,204 |  $59,921 | $231,125 |
------------------------------|------|----------|----------|----------|---------
Year 2 (4% inflation)         |      | $178,052 |  $62,318 | $240,370 |
------------------------------|------|----------|----------|----------|---------
Year 3                        |      | $185,174 |  $64,811 | $249,985 |
------------------------------|------|----------|----------|----------|---------
TOTAL                         |      |          |          |          | $721,481
--------------------------------------------------------------------------------